EXHIBIT 99.1
                                                        ------------
                        JOHN B. SANFILIPPO & SON, INC.
                                 NEWS RELEASE


COMPANY CONTACT:  Michael J. Valentine
                  Executive Vice President Finance and Chief
                    Financial Officer
                  847-871-6509


FOR IMMEDIATE RELEASE
MONDAY, APRIL 25, 2005


 Third Quarter Net Income Increases 32% Over 2004 Third Quarter Net Income
 -------------------------------------------------------------------------
  Third Quarter Net Sales Increase 20 % Over 2004 Third Quarter Net Sales
  -----------------------------------------------------------------------


Elk Grove Village, IL, April 25, 2005 -- John B. Sanfilippo & Son, Inc. (Nasdaq: JBSS) today announced operating results for the third quarter of fiscal 2005, ended March 24, 2005. Net income for the current quarter was $2.1 million or $.19 per share diluted versus net income of $1.6 million or $.16 per share diluted for the third quarter of fiscal 2004. This is the highest net income ever reported by the Company for a third quarter. Net income for the first three quarters of fiscal 2005 was $11.0 million or $1.03 per share diluted compared to approximately $19.2 million or $2.01 per share diluted for the same period in fiscal 2004.

Net sales increased 19.8% to $120.0 million in the third quarter of fiscal 2005 from $100.2 million in the third quarter of fiscal 2004 due mainly to higher average selling prices. By distribution channel, there was a 17% increase in consumer sales, a 14% increase in industrial sales, a 24% increase in food service sales, a 34% increase in contract packaging sales and a 37% increase in export sales during this period. Fiscal year to date net sales increased 10.4% to $437.6 million in fiscal 2005 from $396.3 million in fiscal 2004, again mainly the result of higher average selling prices. The fiscal year to date increase in net sales occurred across all distribution channels, as we achieved a 1% increase in consumer sales, a 27% increase in food service sales, a 17% increase in industrial sales, a 41% increase in contract packaging sales and a 19% increase in export sales. Pounds shipped to customers were up slightly for the quarter and down slightly for the year to date period when compared to the same periods in fiscal 2004.

Gross margin decreased to 13.3 % for the current quarter from 14.5% for the third quarter of fiscal 2004. Gross margin fell primarily because a substantial portion of the current quarter industrial sales were in fulfillment of old crop contractual obligations, and these sales delivered nominal gross margins as a result of lower selling
prices in relation to current commodity costs.     While the Company
recorded a reserve as of the end of the second quarter of fiscal 2005 for losses on remaining contract balances, zero profit was recognized when these contract balances shipped during the third quarter of fiscal 2005. Gross margin decreased to 13.2% for the first three quarters of fiscal 2005 from 18.4% for the same period in fiscal 2004. The decline in year to date gross margin is primarily attributable to higher commodity costs.

As a percentage of net sales, selling and administrative expenses were 9.6% for the third quarter of fiscal 2005 versus 11.1% for the third quarter of fiscal 2004. For the first three quarters of fiscal 2005, selling and administrative expenses declined to 8.8% of net sales from 9.8% of net sales for the same period in fiscal 2004. While net sales grew significantly in both the current quarter and in the year to date period, selling and administrative expenses increased by only 4.3% for the quarterly comparison and declined by 1.6% for the year to date comparison.

For the third quarter of fiscal 2005, operating income was 3.6% of net sales versus 3.4% of net sales for the third quarter of fiscal 2004. Current year to date operating income fell to 4.5% of net sales from 8.5% in fiscal 2004.

Interest expense for the third quarter of fiscal 2004 was approximately $1.3 million compared to approximately $1.0 million for the third quarter of fiscal 2004. The primary factor in this increase was the issuance by the Company in the second quarter of fiscal 2005 of $65 million of senior, ten-year 4.67% unsecured notes to finance a portion of the Company's facility consolidation project, whereby all existing Chicago area facilities will be combined into a single location in Elgin, Illinois. Interest expense for the first three quarters of fiscal 2005 was approximately $2.0 million versus approximately $2.8 million for the first three quarters of fiscal 2004 as a result of lower average debt levels over this period.

"Despite increasing tree nut costs, we reported the highest net income for a third quarter in the Company's history," stated Jasper Sanfilippo, Chairman and CEO. "The credit goes to our employees, who worked hard during the quarter to control costs and improve efficiency," Mr. Sanfilippo explained. "Additionally, our selling prices are now much more in line with our costs than they were in the first and second quarters of the current fiscal year," added Mr. Sanfilippo. "We expect tree nut costs to continue to rise throughout the summer, however our commodity positions are more in balance with our needs than they were last year at this time, so I believe that we are prepared to meet this challenge," Mr. Sanfilippo concluded.

The statement of Jasper B. Sanfilippo in this release is forward-looking. This forward-looking statement is based on the Company's current expectations and involves risks and uncertainties. Consequently, the Company's actual results could differ materially. Among the factors that could cause results to differ materially from current expectations are: (i) sales activity for the Company's products, including a decline in sales to one or more key customers;
(ii) changes in the availability and costs of raw materials for the production of the Company's products and the impact of fixed price commitments with customers; (iii) fluctuations in the value of the Company's inventories of pecans, walnuts, almonds, peanuts or other nuts due to fluctuations in the market prices of these nuts; (iv) the Company's ability to lessen the negative impact of competitive pressures by reducing its selling prices and increasing sales volume while at the same time maintaining profit margins by reducing costs;
(v) the outcome of a pending governmental antitrust investigation of a portion of the peanut shelling industry; (vi) the potential for lost sales or product liability if our customers lose confidence in the safety of our products or are harmed as a result of using our products, particularly due to product adulteration, misbranding or peanut and tree nut allergy issues; (vii) risks, uncertainties and costs regarding the Company's facility consolidation project; and
(viii) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company's control.

John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of shelled and in-shell nuts and sesame sticks that are sold under a variety of private labels and under the company's
Fisher, Chef's Naturals, Evon's, Snack 'N Serve Nut BowlTM, Sunshine Country, Flavor Tree and Texas Pride brand names. The company also markets and distributes a diverse product line of other food and snack items.


                       JOHN B. SANFILIPPO & SON, INC.
                       ------------------------------
                   CONSOLIDATED STATEMENTS OF OPERATIONS
                   -------------------------------------
             (Dollars in thousands, except earnings per share)

                                For the Quarter Ended      For the Thirty-nine Weeks Ended
                                ---------------------      -----------------_-------------
                                   (Unaudited)                      (Unaudited)
                               March 24,     March 25,         March 24,    March 25,
                                  2005          2004              2005         2004
                             ------------  ------------      -----------  ------------
Net sales                       $119,979      $100,162         $437,648      $396,316
Cost of sales                    104,043        85,688          379,796       323,505
                               ---------     ---------        ---------     ---------
Gross profit                      15,936        14,474           57,852        72,811
                               ---------     ---------        ---------     ---------
Selling expenses                   8,554         8,474           29,310        28,395
Administrative expenses            3,011         2,615            9,024        10,547
                               ---------     ---------        ---------     ---------
                                  11,565        11,089           38,334        38,942
                               ---------     ---------        ---------     ---------
Income from operations             4,371         3,385           19,518        33,869
                               ---------     ---------        ---------     ---------
Other income (expense):
  Interest expense                (1,261)         (953)          (1,988)       (2,803)
  Miscellaneous                      252           119              548           356
                               ---------     ---------        ---------     ---------
                                  (1,009)         (834)          (1,440)       (2,447)
                               ---------     ---------        ---------     ---------
Income before income taxes         3,362         2,551           18,078        31,422
Income tax expense                 1,311           995            7,050        12,255
                               ---------     ---------        ---------     ---------
Net income                        $2,051        $1,556          $11,828       $19,167
                               =========     =========        =========     =========
Basic earnings per share           $0.19         $0.17            $1.04         $2.05
                               =========     =========        =========     =========
Diluted earnings per share         $0.19         $0.16            $1.03         $2.01
                               =========     =========        =========     =========
Weighted average shares
 outstanding
  -- basic                     10,571,412    9,396,394       10,564,369     9,362,123
                               ==========    =========       ==========     =========
  -- diluted                   10,733,341    9,606,761       10,720,684     9,558,794
                               ==========    =========       ==========     =========



                      JOHN B. SANFILIPPO & SON, INC.
                      ------------------------------
                       CONSOLIDATED BALANCE SHEETS
                       ---------------------------
                          (Dollars in thousands)


                                          (Unaudited)
                                           March 24,      June 24,
                                              2005           2004
                                         ------------     ---------
ASSETS

CURRENT ASSETS:
  Cash                                       $2,609         $2,085
  Accounts receivable, net                   34,905         33,735
  Inventories                               244,613        127,459
  Deferred income taxes                       1,381          1,301
  Income taxes receivable                        --            943
  Prepaid expenses and other
   current assets                             1,617          2,103
                                          ---------       --------
                                            285,125        167,626

PROPERTIES, NET                              71,853         69,154
OTHER ASSETS                                 14,281          8,339
                                          ---------      ---------
                                           $371,259       $245,119
                                          =========      =========


                                          <Unaudited)
                                           March 24,      June 24,
                                              2005           2004
                                         ------------     ---------
LIABILITIES & STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Notes payable                             $33,348         $5,269
  Current maturities of long-term debt        1,077          1,277
  Accounts payable                           35,602         16,388
  Book overdraft                             12,831          7,926
  Accrued expenses                            9,998         13,912
  Income taxes payable                        1,562             --
                                          ---------      ---------
                                             94,418         44,772
                                          ---------      ---------
LONG-TERM DEBT                               77,019         12,620
LONG-TERM DEFERRED INCOME TAXES               7,124          6,367
                                          ---------      ---------
                                             84,143         18,987
                                          ---------      ---------
STOCKHOLDERS' EQUITY:
  Class A common stock                           26             26
  Common stock                                   81             81
  Capital in excess of par value             99,158         98,848
  Retained earnings                          94,637         83,609
  Treasury stock                             (1,204)        (1,204)
                                          ---------      ---------
                                            192,698        181,360
                                          ---------      ---------
                                           $371,259       $245,119
                                          =========      =========